As filed with the Securities and Exchange
Commission on March 4, 1997                       Registration No. ____________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       Aetna Insurance Company of America

                                   Connecticut

                                       63

                                   06-1286272

       151 Farmington Avenue, Hartford, Connecticut 06156, (860) 273-7834

                            Susan E. Bryant, Counsel
                       Aetna Insurance Company of America
            151 Farmington Avenue, RC4A, Hartford, Connecticut 06156
                                 (860) 273-7834
--------------------------------------------------------------------------------
                               (Agent for Service)

--------------------------------------------------------------------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [XX]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

                                                  Proposed                  Proposed
Title of each class           Amount              Maximum                   maximum                Amount of
of securities to be           to be               offering price            aggregate              Registration
Registered                    Registered          per unit                  offering price         Fee
----------------------------------------------------------------------------------------------------------------------
N/A                           *                   *                         $250,000,000*          $75,757.58

* The proposed maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

Pursuant to Rule 429(b) of the 1933 Act, unsold securities previously registered under Registration Statement No. 33-63611 are being carried forward to this Registration Statement. As of February 14, 1997, the amount of such unsold securities was $4,921,706.50. The registration fee paid in connection with the most recent registration of securities under Registration Statement No. 33-63611 was $34,482.76.

                  A GUARANTEED INTEREST OPTION AVAILABLE UNDER
                           VARIABLE ANNUITY CONTRACTS
                  ISSUED BY AETNA INSURANCE COMPANY OF AMERICA


                              CROSS REFERENCE SHEET
                           Pursuant to Regulation S-K
                                   Item 501(b)

Form S-1
---------
 Item No.             Information Required in Prospectus                     Location in Prospectus
---------             ----------------------------------                     ----------------------
    1         Forepart of the Registration Statement and
                Outside Front Cover Page of Prospectus ............      Outside Front Cover

    2         Inside Front and Outside Back Cover
                Pages of Prospectus................................      Table of Contents (inside front cover)

    3         Summary Information, Risk Factors....................      Summary

              Ratio of Earnings to Fixed Charges...................      Not Applicable

    4         Use of Proceeds......................................      Investments

    5         Determination of Offering Price......................      Not Applicable

    6         Dilution.............................................      Not Applicable

    7         Selling Security Holders.............................      Not Applicable

    8         Plan of Distribution.................................      Description of the AICA Guaranteed
                                                                         Account

    9         Description of Securities to be                            Description of the AICA Guaranteed
                Registered........................................       Account

   10        Interests of Named Experts and Counsel...............       Not Applicable


Form S-1
---------
 Item No.             Information Required in Prospectus                     Location in Prospectus
---------             ----------------------------------                     ----------------------
   11        Information with Respect to the
               Registrant.........................................       The Company; Directors and Executive
                                                                         Officers; Executive Compensation; Legal
                                                                         Proceedings; Financial Statements

   12        Disclosure of Commission Position
             on Indemnification for Securities
             Act Liabilities......................................       Indemnification

                      AETNA INSURANCE COMPANY OF AMERICA
 151 FARMINGTON AVENUE, HARTFORD, CONNECTICUT 06156 TELEPHONE: 1-800-531-4547

                           AICA Guaranteed Account
                           Credited Interest Option

                       Prospectus Dated: March   , 1997


This Prospectus describes the AICA Guaranteed Account (the "Guaranteed Account"), a credited interest funding option available to fund certain variable annuity contracts ("Contracts") issued by Aetna Insurance Company of America ("Company"). This Prospectus and the prospectus describing the Contracts ("Contract Prospectus") should both be read thoroughly before investing.

The Contract Prospectus describes the terms and conditions related to an investment in the Contract, including the charges and expenses that will be deducted directly or indirectly from the available funding options, including the Guaranteed Account (see "Contract Charges"). This Prospectus describes the pertinent information required to evaluate the terms of the Guaranteed Account (see "Description of the AICA Guaranteed Account").

Under the terms of the Guaranteed Account, the Company sets various rates of interest ("Guaranteed Rates") for varying lengths of time ("Guaranteed Terms") and designates the period of time during which investments can be made ("Deposit Period") at those rates and for those terms. A Certificate Holder electing the Guaranteed Account can designate amounts to be invested in any Guaranteed Term during the Deposit Period and will receive the Guaranteed Rate for that term. Amounts invested in the Guaranteed Account can come from the Certificate Holder's Purchase Payments for the Contract or by transferring amounts accumulated by the Certificate Holder under other funding options under the Contract. There is no minimum amount required if investments come from Purchase Payments; however, with respect to transfers, the Certificate Holder must meet minimum amounts that are set forth in your Contract. The interest rate declared for a Guaranteed Term is an annual effective yield; that is, it reflects a full year's interest. Interest is credited daily at a rate that will provide the guaranteed annual effective yield over the period of one year assuming reinvestment of all interest (see "Guaranteed Rates"). THE COMPANY CANNOT PREDICT FUTURE LEVELS OF GUARANTEED INTEREST RATES NOR GUARANTEE WHAT SUCH RATES WILL BE UNTIL THEY ARE DECLARED FOR EACH GUARANTEED TERM.

WITHDRAWALS OR TRANSFERS FROM A GUARANTEED TERM PRIOR TO THE END OF THAT GUARANTEED TERM MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. SURRENDER OF ALL OR PART OF THE CONTRACT MAY ALSO BE SUBJECT TO A DEFERRED SALES CHARGE (SEE "MARKET VALUE ADJUSTMENT" AND "CONTRACT CHARGES"). UNDER CERTAIN CONDITIONS, THESE ADJUSTMENTS AND CHARGES COULD RESULT IN THE CERTIFICATE HOLDER RECEIVING AN AMOUNT LESS THAN THE AMOUNT PAID INTO THE GUARANTEED ACCOUNT.

The Company intends generally to invest funds received for the Guaranteed Account primarily in investment-grade fixed income securities. (See "Investments.") All of the general assets of the Company, including amounts deposited to the Guaranteed Account, are available to meet the guarantees under the Guaranteed Account. These assets are chargeable with liabilities arising out of other business of the Company.

THIS PROSPECTUS IS VALID ONLY WHEN ACCOMPANIED BY THE CURRENT CONTRACT PROSPECTUS AND THE CURRENT FUND PROSPECTUSES. ALL PROSPECTUSES SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

THE CONTRACTS ARE NOT DEPOSITS OR OBLIGATIONS OF OR GUARANTEED BY ANY BANK, NOR ARE THEY INSURED BY THE FDIC; THEY ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE.

                            AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information concerning the Company may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                              TABLE OF CONTENTS


                                                                                   Page
GLOSSARY                                                                             3
SUMMARY                                                                              4
DESCRIPTION OF THE AICA GUARANTEED ACCOUNT
  General                                                                            6
  Contributions to the Guaranteed Account                                            6
  Guaranteed Rates                                                                   6
  Maturity of a Guaranteed Term                                                      7
  Maturity Value Transfer Provision                                                  7
TRANSFERS AND WITHDRAWALS
  Transfers                                                                          8
  Withdrawals                                                                        8
  Calculation of Transfer or Withdrawal Amounts                                      8
MARKET VALUE ADJUSTMENT                                                              8
  Deposit Period Yield                                                               9
  Current Yield                                                                      9
  MVA Formula                                                                       10
MISCELLANEOUS                                                                       10
  Contract Charges                                                                  10
  Withdrawals                                                                       10
  Annuity Period                                                                    10
INVESTMENTS                                                                         10
DISTRIBUTION                                                                        11
TAX CONSIDERATIONS                                                                  11
  Taxation of the Company                                                           11
  Taxation of the Guaranteed Account                                                12
THE COMPANY                                                                         12
  Business                                                                          12
  Employees                                                                         12
  Regulation                                                                        12
  Forward-Looking Information                                                       13
  Miscellaneous                                                                     14
  Properties                                                                        14
  Market for Registrant's Common Equity and Related Stockholder Matters             14
DIRECTORS AND EXECUTIVE OFFICERS                                                    14
EXECUTIVE COMPENSATION                                                              15
SECURITY OWNERSHIP OF MANAGEMENT                                                    15
INDEMNIFICATION                                                                     15
EXPERTS                                                                             15
LEGAL PROCEEDINGS                                                                   16
LEGAL MATTERS                                                                       16
APPENDIX I--Examples of Market Value Adjustment Calculations                        17
APPENDIX II--Examples of Market Value Adjustment Yields                             19
SEPTEMBER 30, 1996 (UNAUDITED) FINANCIAL STATEMENTS                                 20
SELECTED FINANCIAL DATA                                                             28
MANAGEMENT'S ANALYSIS OF THE RESULTS OF OPERATIONS                                  28
FINANCIAL STATEMENTS OF THE COMPANY                                                F-1

                                   GLOSSARY

In this Prospectus, the following terms have the meanings shown:

Account: A record established for each Certificate Holder in a group Contract to identify Purchase Payments and amounts accumulated that are attributable to the Certificate Holder under the Contract during the Accumulation Period.

Aggregate Market Value Adjustment Amount: The sum of all market value adjustments calculated due to withdrawals or transfers from the Guaranteed Account prior to the Maturity Date(s). This total may be a positive or negative figure.

Annuity: A series of payments made for life, a definite period or a combination of the two.

Annuity Period: The period of time during which annuity payments are made.

Certificate: The document issued to a Certificate Holder to evidence a Certificate Holder's Account established under a group Contract.

Certificate Holder: A person who has established an Account under a group Contract or the individual Contract Holder of an individual Contract.

Contract: A group or individual variable annuity contract issued by the Company which offers the Guaranteed Account as a funding option.

Contract Holder: A person who purchases a Contract.

Contract Prospectus: The prospectus for the Separate Account and the Contracts.

Deposit Period: The period of time during which Purchase Payments, transfers and reinvestments are accepted for accumulation under the Guaranteed Account for one or more Guaranteed Terms.

Guaranteed Rate: The interest rate(s) applicable to a specific Guaranteed
Term.

Guaranteed Term: The period of time specified by the Company for which Guaranteed Rates are guaranteed on amounts invested during a specific Deposit Period.

Home Office: The Company's principal executive offices located at 151 Farmington Avenue, Hartford, Connecticut 06156.

Market Value Adjustment (MVA): An adjustment that may be made to the amount withdrawn or transferred from the Guaranteed Account before the Maturity Date. The adjustment reflects the change in the value of the investment due to changes in interest rates since the date of deposit and is computed using the formula given in the Contract and Certificate. The adjustment is expressed as a percentage of each dollar being withdrawn or transferred.

Market Value Adjustment Amount (MVA Amount): The amount by which the funds being withdrawn or transferred from a Guaranteed Term is increased or decreased due to the MVA.

Matured Term Value: The value of each Guaranteed Term on its Maturity Date.

Maturity Date: The last day of a Guaranteed Term.

Maturity Value Transfer Provision: A provision that is available at maturity when the Company automatically reinvests the total maturing Guaranteed Term value into the open Deposit Period. This provision allows Certificate Holders to transfer or surrender the automatically reinvested value, without an MVA, to a new Guaranteed Term or to other available investment options until the last business day of the month following the maturity of a Guaranteed Term. The last business day of the month is defined as the last business day of the month when the New York Stock Exchange is open.

Purchase Payment: The gross payment made to an Account or to an individual Contract.

                                   SUMMARY

Description of the Guaranteed Account

The AICA Guaranteed Account is a guaranteed interest option available as a funding option under certain variable annuity contracts issued by the Company. Amounts invested in the Guaranteed Account are credited with interest rates guaranteed by the Company for stated periods of time. Amounts must remain in the Guaranteed Account for the full Guaranteed Term to receive the quoted interest rates. Withdrawals or transfers from a Guaranteed Term before the end of the Guaranteed Term may be subject to a Market Value Adjustment.

During a Deposit Period, Certificate Holders may direct some or all of their Purchase Payment(s) to the Guaranteed Account. There is no minimum amount of payment if the investment comes from a Purchase Payment. Transfers of accumulated amounts from other funding options to the Guaranteed Account are also allowed. If a transfer is made to the Guaranteed Account from other Contract funding options, the transferred value may not be less than $500 (see "Contributions to the Guaranteed Account").

Guaranteed Rates and Guaranteed Terms

Interest is credited daily at a rate that will provide the guaranteed annual effective yield over the period of one year. The Company will declare the Guaranteed Rate(s) for all available Guaranteed Terms at the start of the Deposit Period for those Guaranteed Terms. These Guaranteed Rate(s) are guaranteed for that Deposit Period and for the length of the Guaranteed Term. Guaranteed Rates will never be less than the annual effective rate stated in the Contract (see "Guaranteed Rates").

Transfers and Withdrawals

Full or partial surrenders and transfers to other funding options under the Contract are permitted from the Guaranteed Account; however, amounts invested for a Guaranteed Term during a Deposit Period may not be transferred during that Deposit Period or for 90 days after the close of that Deposit Period. This restriction may not apply in all circumstances (see "Transfers and Withdrawals").

Market Value Adjustment

Amounts withdrawn or transferred from the Guaranteed Account prior to the Maturity Date may be subject to a Market Value Adjustment. The Market Value Adjustment reflects the change in the value of the investment at the time of withdrawal due to changes in interest rates since the date of deposit, and may be positive or negative.

This provision does not apply to (1) amounts transferred on the Maturity Date; (2) amounts transferred under the Maturity Value Transfer Provision;
(3) amounts transferred from the one-year Guaranteed Term in connection with the Dollar Cost Averaging Program described in the Contract Prospectus; and
(4) amounts distributed under one of the Additional Withdrawal Options described in the Contract Prospectus.

If amounts are withdrawn from the Guaranteed Account due to annuitization under one of the lifetime Annuity options described in the Contract Prospectus, only the positive Aggregate Market Value Adjustment, if any, is applied. When a guaranteed death benefit is payable under the terms of the Contract, only a positive Aggregate Market Value Adjustment amount, if any, is applied to amounts withdrawn from the Guaranteed Account if withdrawn within the first six months after the date of death (see "Market Value Adjustment").

Maturity of a Guaranteed Term

On or before the Maturity Date, a Certificate Holder may instruct the Company, on the Maturity Date, to (a) reinvest the Matured Term Value in the Guaranteed Account for a new Guaranteed Rate and Term available under the then current Deposit Period; (b) transfer the Matured Term Value to one or more of the variable funding options available under the Contract; or (c) withdraw the Matured Term Value. In none of these circumstances would a Market Value Adjustment be applicable to the Matured Term Value; however, a deferred sales charge may be assessed on amounts withdrawn from the Contract (see "Contract Charges" and the Contract Prospectus).

If the Company does not receive direction from the Certificate Holder by the Maturity Date, the Matured Term Value will be reinvested in the Guaranteed Account for a new Guaranteed Rate and Term under the then current Deposit Period. The new Guaranteed Term will have the same length to maturity as the Guaranteed Term that is maturing. If such a Guaranteed Term is not available, the transfer will be to the next shortest available Guaranteed Term (see "Maturity of a Guaranteed Term").

Maturity Value Transfer Provision

The Maturity Value Transfer Provision is available at maturity when the Company automatically reinvests the total Guaranteed Term value into the open Deposit Period. This provision allows Certificate Holders to transfer to other funding options or withdraw, without a Market Value Adjustment, all or a portion of the Matured Term Value that was transferred to a new Guaranteed Term by default. A deferred sales charge may still be applied to any amounts withdrawn from the Contract (see "Maturity Value Transfer Provision").

Contract Charges

Certain charges such as the mortality and expense risk charge and administrative charge are assessed under the Contract to compensate the Company for costs associated with administering the Contract. These charges are not deducted from the Guaranteed Account. Other charges, such as deferred sales charges, maintenance fees, premium taxes and transfer fees, as well as any federal income taxes and tax penalties, may be deducted from amounts held in or transferred from the Guaranteed Account. For a description of all fees and charges deducted under the Contract, see "Contract Charges" and the Contract Prospectus.

Investments

The interest rate(s) credited during any Guaranteed Term does not necessarily relate to investment performance. As in the case of all of the Company's general account assets, deposits received under the Guaranteed Account will generally be invested in federal, state and municipal obligations, corporate bonds, other fixed income investments, and cash or cash equivalents. All of the general assets of the Company are available to meet the guarantees under the general account (see "Investments").

Guaranteed Account Notifications

At least 18 calendar days prior to the Maturity Date, the Company will notify you of a Guaranteed Term's maturity. The notice will also include information relating to the current Deposit Period's Guaranteed Rates and the available Guaranteed Terms. At any time, you may obtain information concerning available Deposit Periods, Guaranteed Rates, and Guaranteed Terms through the use of a toll-free telephone number (1-800-531-4547) (see "Description of the AICA Guaranteed Account--General" and "Maturity of a Guaranteed Term").

                  DESCRIPTION OF THE AICA GUARANTEED ACCOUNT

General

This Prospectus describes the material provisions of the AICA Guaranteed Account (the "Guaranteed Account"), a credited interest option available to fund certain variable annuity contracts issued by Aetna Insurance Company of America (the "Company"). Amounts allocated to the Guaranteed Account are held in a noninsulated, nonunitized separate account (see "Investments").

Under the terms of the Guaranteed Account, the Company sets various rates of interest ("Guaranteed Rates") for varying lengths of time ("Guaranteed Terms") and designates the period of time during which investments can be made ("Deposit Period"). Amounts must remain in the Guaranteed Account for the full Guaranteed Term to receive the quoted interest rates. Withdrawals or transfers from a Guaranteed Term before the end of the Guaranteed Term may be subject to a market value adjustment ("MVA") (see "Market Value Adjustment").

Guaranteed Rates are annual effective yields, reflecting a full year's interest. The interest is credited daily at a rate that will produce the guaranteed annual effective yield over the period of one year. Guaranteed Terms are offered at the Company's discretion for varying lengths of time ranging up to and including ten years. The Deposit Period may be a week, a month, a calendar quarter or any other period of time specified by the Company. A Deposit Period may also be extended at the Company's discretion.

The Company maintains a toll-free telephone number (1-800-531-4547) that allows Certificate Holders to obtain information concerning available Deposit Periods, Guaranteed Rates and Guaranteed Terms. In addition, if you have amounts allocated to a maturing Guaranteed Term, at least 18 calendar days prior to the Maturity Date, the Company will send you information relating to the upcoming Deposit Period dates as well as the current Guaranteed Rates, Guaranteed Terms and projected Matured Term Values.

Contributions to the Guaranteed Account

Amounts may be invested in the Guaranteed Account for the Guaranteed Terms and at the Guaranteed Rates available during the then current Deposit Period by allocating all or a portion of your Purchase Payment(s) to the Guaranteed Account. You may also elect to transfer accumulated values from other funding options available under the Contract or from other Guaranteed Terms of the Guaranteed Account to the Guaranteed Account, subject to the transfer limitations described in the Contract. There is no minimum amount required if investments come from Purchase Payments; however, you must meet the minimum amounts that are set forth in your Contract. There is a $500 minimum for transfers from other funding options.

Amounts invested in the Guaranteed Account during a Deposit Period may not be transferred during that Deposit Period or for 90 days after the close of that Deposit Period, except in connection with the Maturity Value Transfer Provision, the Dollar Cost Averaging Program, or the selection of an Additional Withdrawal Option available under the Contract for early or systematic distributions (see "Transfers").

Guaranteed Rates

Guaranteed Rates are the interest rates that are guaranteed by the Company to be credited on amounts invested during a Deposit Period for a specific Guaranteed Term. Guaranteed Rates are annual effective yields, reflecting a full year's interest. The interest is credited daily at a rate that will produce the guaranteed annual effective yield over the period of one year.

Guaranteed Rates are credited according to the length of the Guaranteed Term. For Guaranteed Terms of one year or less, a Guaranteed Rate is credited from the date of deposit to the last day of the Guaranteed Term. For Guaranteed Terms of greater than one year, several different Guaranteed Rates may be applicable. The initial Guaranteed Rate is credited from the date of deposit to the end of a specified period within the Guaranteed Term. The remainder of the

Guaranteed Term may also have several different Guaranteed Rates for subsequent specific periods of time. For example, a 5-year Guaranteed Term may guarantee 7% for the first year, 6.75% for the next two years, and 6.5% for the remaining two years. At the Company's option, there may be one Guaranteed Rate for the entire Guaranteed Term.

In no event will the Company guarantee or credit a Guaranteed Rate that is less than an annual effective rate specified in the Contract. In addition, the Contract does not allow for the crediting of interest above the Guaranteed Rates which are announced by the Company at the start of a Deposit Period.

The Company's determination of Guaranteed Rates is influenced by, but does not necessarily correspond to, interest rates available on fixed-income investments in which the Company may invest using amounts deposited into the Guaranteed Account (see "Investments"). In addition, the Company will consider other factors in determining Guaranteed Rates including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends, and competitive factors.

THE COMPANY MAKES THE FINAL DETERMINATION REGARDING GUARANTEED RATES. THE COMPANY CANNOT PREDICT THE LEVEL OF FUTURE GUARANTEED RATES.

Maturity of a Guaranteed Term

At least 18 calendar days before the Maturity Date, the Company will send notification to the Certificate Holder of the upcoming Deposit Period, the projected Matured Term Value for the amount maturing in the Guaranteed Account and the Guaranteed Rate and Guaranteed Term for the current Deposit Period. Certificate Holders may transfer amounts from any maturing Guaranteed Term to new Guaranteed Terms. The amount in any maturing Guaranteed Term may also be transferred into any other allowable option(s) available under the Contract. There is no Market Value Adjustment applied to amounts transferred or surrendered from a Guaranteed Term on the Maturity Date; however, a surrender charge may be imposed for amounts surrendered under the Contract.

If no direction from the Certificate Holder is received by the Company at its Home Office by the Maturity Date, the Company will automatically reinvest the Matured Term Value in the Guaranteed Account during the new Deposit Period. The Matured Term Value will be invested for a Guaranteed Term having the same length to maturity as the Guaranteed Term that is maturing. If such a term is not available, the transfer will be to the next shortest available Guaranteed Term. The new Guaranteed Term may have a different length of time to maturity than the maturing Guaranteed Term. For example, if a 3-year Guaranteed Term matures and no direction is received, and a 3-year Guaranteed Term is not available in the current Deposit Period, the Matured Term Value will be reinvested in a new Guaranteed Term of less than 3 years, which is the next shortest Guaranteed Term then available.

Once the Matured Term Value has been reinvested, the Certificate Holder will receive a statement confirming the transfer, along with information on the new Guaranteed Rate(s) and Guaranteed Term.

Maturity Value Transfer Provision

For those Certificate Holders who allow the Company to automatically transfer the total Matured Term Value on the Maturity Date into the open Deposit Period, the Maturity Value Transfer Provision is available. This provision allows Certificate Holders to transfer or withdraw, without a Market Value Adjustment, the Matured Term Value that was automatically transferred by the Company to a new Guaranteed Term. A deferred sales charge may be assessed on amounts withdrawn from the Contract. Please see "Contract Charges" and the Contract Prospectus for more information. If all of the Matured Term Value is transferred or withdrawn under the Maturity Value Transfer Provision, any interest accrued under the new Guaranteed Term will be credited through the date of transfer or withdrawal. The right to make a transfer or withdrawal under the Maturity Value Transfer Provision is available until the last business day (when the New York Stock Exchange is open) of the month following the Maturity Date. The Maturity Value Transfer Provision only applies to the first request received from the Certificate Holder, with respect to a particular Matured Term Value.

                          TRANSFERS AND WITHDRAWALS

Transfers

As described in the Contract Prospectus, all or any portion of accumulated values under the Contract may be transferred to the Guaranteed Account or to other funding options available under the Contract. The minimum amount that may be transferred from other funding options to the Guaranteed Account is $500.

Amounts applied to a Guaranteed Term during a Deposit Period may not be transferred to any other funding option or to another Guaranteed Term during that Deposit Period or for 90 days after the close of that Deposit Period. This 90-day restriction does not apply to transfers relating to Dollar Cost Averaging from the one-year Guaranteed Term or to the selection of an Additional Withdrawal Option available under the Contract.

When a request is made to transfer a specific dollar amount, any applicable Market Value Adjustment will be included in the determination of any amount withdrawn from the Guaranteed Account to fulfill this request. Therefore, the amount actually withdrawn from the Guaranteed Account may be more or less than the requested dollar amount. A Market Value Adjustment may not be applied under certain circumstances (see "Market Value Adjustment").

Withdrawals

The Contract allows for full or partial withdrawals of amounts accumulated under the Contract. To make a full or partial withdrawal, you must complete a withdrawal request form (available from the Company) and submit it to the Company's Home Office. Withdrawals under the Contract are generally subject to a Deferred Sales Charge.

Withdrawals from the Guaranteed Account may also be subject to a Market Value Adjustment. When a request for a partial withdrawal of a specific dollar amount is made, any applicable Market Value Adjustment will be included in the determination of any amount to be withdrawn from the Guaranteed Term to fulfill this request. Therefore, the amount actually withdrawn from the Guaranteed Term(s) may be more or less than the dollar amount requested (see "Market Value Adjustment," "Contract Charges" and the Contract Prospectus).

Calculation of Transfer or Withdrawal Amounts

When you request a transfer or withdrawal from the Guaranteed Account, amounts invested for Guaranteed Terms having the same lengths will be grouped together and then withdrawn pro rata from the Guaranteed Term groups. From each Guaranteed Term group, amounts will be withdrawn starting with the oldest Deposit Period.

For example:

  Deposit Period A = Five-Year Guaranteed Term 1/1/94 - 1/14/94
  Deposit Period B = Five-Year Guaranteed Term 1/1/95 - 1/14/95
  Deposit Period C = Five-Year Guaranteed Term 1/1/96 - 1/14/96

Within this five year Guaranteed Term group, amounts would be taken first from amounts allocated to Deposit Period A (the oldest Guaranteed Term group), then from Deposit Period B, and then from Deposit Period C.

                           MARKET VALUE ADJUSTMENT

A Market Value Adjustment ("MVA") is applied to amounts transferred or withdrawn from the Guaranteed Account before the Maturity Date, including transfers made in order to elect a nonlifetime Annuity Option, but excluding transactions under the Maturity Value Transfer Provision, transfers made from the one-year Guaranteed Term in connection with the Dollar Cost Averaging Program, and amounts withdrawn under one of the Additional Withdrawal Options for systematic or periodic distributions under the Contract.

If amounts are withdrawn from the Guaranteed Account due to annuitization under one of the lifetime Annuity options described in the Contract Prospectus, only the positive Aggregate Market Value Adjustment Amount, if any, is applied (see "Annuity Period" in this Prospectus). Additionally, when a guaranteed death benefit is payable under the terms of the Contract, only a positive Aggregate Market Value Adjustment Amount, if any, is applied to amounts withdrawn from the Guaranteed Account if withdrawn within the first six months after the date of death. This provision does not apply at the death of a spousal beneficiary or joint Certificate Holder who continued the Account in his or her own name after the first death. If amounts are withdrawn after the six-month period, a positive or negative Aggregate Market Value Adjustment Amount, as applicable, will be applied.

In order to accommodate these withdrawals or transfers, the Company may need to liquidate certain assets or use existing cash flows which would otherwise be available to invest at current interest rates. The assets may be sold at a profit or a loss depending upon market conditions. This profit or loss could affect the determination of Guaranteed Rates (see "Guaranteed Rates").

Market Value Adjustments can be positive or negative and therefore the imposition of an MVA may increase or decrease the amount withdrawn from a Guaranteed Term to satisfy the withdrawal or transfer request. The MVA Amount depends on the relationship of the deposit period yield of U.S. Treasury Notes that mature in the last quarter of the Guaranteed Term, to the current yield of such U.S. Treasury Notes at the time of withdrawal. In general, if the current yield is the lesser of the two, the MVA will decrease the amount withdrawn from the Guaranteed Account to satisfy the withdrawal or transfer request; if the current yield is the higher of the two, the MVA will increase the amount withdrawn from the Guaranteed Account to satisfy the withdrawal or transfer request.

The MVA involves a deposit period yield and a current yield. An adjustment is made in the formula of the MVA to reflect the period of time remaining in the Guaranteed Term from the Wednesday of the week of withdrawal. To determine the deposit period yield and the current yield, certain information must be obtained about the prices of outstanding U.S. Treasury issues. This information may be found each business day in publications such as The Wall Street Journal. This newspaper publishes the yield-to-maturity percentages for all Treasury Notes as of the preceding business day. These percentages are used in determining the deposit period yield and the current yield for the MVA calculation.

Deposit Period Yield

Determining the deposit period yield in the MVA calculation involves consideration of interest rates prevailing during the Deposit Period for the Guaranteed Term from which the withdrawal will be made. First, the Treasury Notes that mature in the last three months of the Guaranteed Term are identified, and then, the yield-to-maturity percentages of these Treasury Notes for the last business day of each week in the Deposit Period are determined. The resulting percentages are then averaged to determine the deposit period yield.

Current Yield

To determine the current yield, use the same Treasury Notes identified for the deposit period yield: Treasury Notes that mature in the last three months of the Guaranteed Term. However, the yield-to-maturity percentages used are those for the last business day of the week preceding the withdrawal. Average these percentages to determine the current yield.


For example, assume the withdrawal will be processed on May 15, 1997. List the yield-to-maturity percentage figures as of May 9, 1997 for the same Treasury Notes that determined the deposit period yield. Average these yields to determine the current yield.

MVA Formula

The mathematical formula used to determine the MVA is:

  {(1+i)}  x
  ------- ---
   (1+j)  365

where "i" is the deposit period yield; "j" is the current yield; and "x" is the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term. (For examples of how to calculate MVAs, please see Appendix I.)

                                MISCELLANEOUS

Contract Charges

Certain charges are deducted directly or indirectly from the funding options available under the Contract. If amounts used for a full or partial surrender are withdrawn from a Guaranteed Account, in addition to the Market Value Adjustment, a deferred sales charge may be deducted from those amounts withdrawn. Please see the Contract Prospectus.

Mortality and expense risk charges and the administrative charges that are deducted from variable funding options are not deducted from the Guaranteed Account. There may be other Contract charges such as maintenance fees or transfer fees deducted from the Guaranteed Account. See the Contract Prospectus.

Withdrawals

Under certain emergency conditions, the Company may defer payment of a Guaranteed Account withdrawal request for a period of up to six months. Please refer to the Contract Prospectus for further details.

Annuity Period

The Guaranteed Account cannot be used as an option during the Annuity Period. At annuitization, amounts in the Guaranteed Account must be transferred to one or more of the funding options which allow for Annuity payments. The Aggregate Market Value Adjustment Amount (positive or negative) will be applied to any amount transferred from the Guaranteed Account before the Maturity Date to one of the nonlifetime Annuity options available under the Contract. Only a positive Aggregate Market Value Adjustment, if any, is applied due to annuitization under a lifetime Annuity option. Please refer to the Contract Prospectus for a discussion of the Annuity Period.

                                 INVESTMENTS

Amounts applied to the Guaranteed Account will be deposited to, and accounted for in, a noninsulated nonunitized separate account established by the Company under Connecticut law. A nonunitized separate account is a separate account in which the Certificate Holder does not participate in the performance of the assets through unit values or any other interest. The assets of the noninsulated, nonunitized separate account may be charged with liabilities arising out of any other business of the Company.

Certificate Holders allocating amounts to the Guaranteed Account do not receive a unit ownership of assets accounted for in this separate account. The assets accrue solely to the benefit of the Company. Certificate Holders do not participate in the investment gain or loss from assets accounted for in the separate account. Such gain or loss is borne entirely by the Company. Certificate Holders will not participate in any manner in the investment performance of the nonunitized separate account. All benefits available to Certificate Holders are Contract guarantees made by the Company and are accounted for in the separate account.

The Company intends to invest in assets which, in the aggregate, have characteristics, especially cash flow patterns, reasonably related to the characteristics of the liabilities. Various investment techniques will be used to achieve the objective of close aggregate matching of assets and liabilities.

The Company will primarily invest in investment-grade fixed income securities including:

  (bullet) Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

  (bullet) Debt securities that are rated, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa) or Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

  (bullet) Other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and of corporations, which obligations, although not rated by Moody's, Standard & Poor's, or other nationally recognized rating services, are deemed by the Company's management to have an investment quality comparable to securities which may be purchased as stated above.

  (bullet) Commercial paper, cash or cash equivalents, and other short-term investments having a maturity of less than one year which are considered by the Company's management to have investment quality comparable to securities which may be purchased as stated above.

In addition, the Company may invest in futures and options. Financial futures and related options thereon and options on securities are purchased solely for nonspeculative hedging purposes. In the event the securities prices are anticipated to decline, the Company may sell a futures contract or purchase a put option on futures or securities to protect the value of securities held in or to be sold for the general account or the nonunitized separate account. Similarly, if securities prices are expected to rise, the Company may purchase a futures contract or a call option thereon against anticipated positive cash flow or may purchase options on securities.

WHILE THE FOREGOING GENERALLY DESCRIBES THE INVESTMENT STRATEGY OF THE GUARANTEED ACCOUNT, THE COMPANY IS NOT OBLIGATED TO INVEST THE ASSETS ATTRIBUTABLE TO THE CONTRACTS ACCORDING TO ANY PARTICULAR STRATEGY, EXCEPT AS MAY BE REQUIRED BY CONNECTICUT AND OTHER STATE INSURANCE LAWS, NOR WILL THE GUARANTEED RATES THE COMPANY ESTABLISHES NECESSARILY RELATE TO THE PERFORMANCE OF THE NONUNITIZED SEPARATE ACCOUNT.

                                 DISTRIBUTION


Aetna Life Insurance and Annuity Company ("ALIAC"), an affiliate of the Company, is the principal underwriter of the Contract. ALIAC is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as a broker-dealer, and is a member of the National Association of Securities Dealers, Inc. For additional information regarding distribution, see the Contract Prospectus.


                              TAX CONSIDERATIONS

Certificate Holders should seek advice from their tax advisers concerning the application of federal (and where applicable, state and local) tax laws to amounts invested in the Guaranteed Account under the Contracts by them and by their beneficiaries and payments from such investments. See also the Contract Prospectus for other tax considerations.

Taxation of the Company

The Company is taxed as an insurance company under the Internal Revenue Code of 1986 as amended. All assets supporting the Annuity obligations of the Guaranteed Account are owned by the Company. Any income earned on such assets is considered income to the Company.

Taxation of the Guaranteed Account

Generally, any income earned on the Guaranteed Account deposits is not taxable to Certificate Holders until withdrawn or distributed to the Certificate Holder under the Contract. For additional information concerning the tax treatment of Purchase Payments and distributions from the Contract, please refer to the Contract Prospectus.

                                 THE COMPANY

Business


Aetna Insurance Company of America (the "Company") is a stock life insurance company organized in 1990 under the insurance laws of Connecticut and is a wholly owned subsidiary of Aetna Life Insurance and Annuity Company ("ALIAC"). ALIAC is a wholly owned subsidiary of Aetna Retirement Holdings, Inc. Aetna Retirement Holdings, Inc. is a wholly owned subsidiary of Aetna Retirement Services, Inc. which is a wholly owned subsidiary of Aetna Services, Inc. ("Aetna") (formerly Aetna Life and Casualty Company). Aetna Services, Inc. is wholly owned by Aetna Inc. The Company's Home Office is located at 151 Farmington Avenue, Hartford, Connecticut 06156.


During the second quarter of 1995, the Company began marketing and servicing variable and market value adjusted annuities through the Company's Separate Accounts to individuals in the qualified and non-qualified markets.


The Company's variable annuity products utilize Separate Accounts to provide contractholders with a vehicle for investments under which the contractholders assume the investment risks as well as the benefit of favorable performance. Assets held under these products are invested, as designated by the contractholder or participant under a contract, in Separate Accounts, which in turn invest in shares of mutual funds that are managed by ALIAC or other selected mutual funds which are not managed by ALIAC. The Company is compensated by the Separate Accounts for bearing mortality and expense risks pertaining to variable annuity contracts (actuarial margin). (See Note 8 of the Notes to Financial Statements).


Product retention is a key driver of profitability for annuity products. To encourage product retention, annuity contracts typically impose a surrender charge on policyholder balances withdrawn for a period of time after the contract's inception. The period of time and level of the charge vary by product. Existing tax penalties on annuity distributions prior to 59-1/2 provide an additional disincentive to premature surrenders of annuity balances, but do not impede transfers of those balances to products of other competitors.

Competition arises from other insurance companies, banks, mutual funds and investment managers. Principal competitive factors are cost, service, product features, investment options and level of investment performance and the perceived financial strength of the investment manager or sponsor. Competition may affect, among other matters, both business growth and the pricing of the Company's products and services.


Products are distributed through a managed network of banks and broker/dealers, as well as the distribution force of other affiliates of Aetna Retirement Services, Inc.


Employees

As of the date of this Prospectus, the Company had no employees. The Company utilizes the employees of Aetna and its affiliates (primarily ALIAC).

Regulation

The insurance business of the Company is subject to comprehensive, detailed regulation throughout the United States. The laws of the various jurisdictions establish supervisory agencies with broad authority to regulate, among other things, the granting of licenses to transact business, trade practices, agent licensing, policy forms, underwriting and claims practices, reserve adequacy, insurer solvency, the maximum interest rates that can be charged on life insurance policy loans, the minimum rates that must be provided for accumulation of surrender values, the form and content of required financial statements and the type and amounts of investments permitted. The Company is required to file detailed reports with supervisory agencies in each of the jurisdictions in which it does business, and its operations and accounts are subject to examination by such agencies at regular intervals.

Although the federal government does not directly regulate the business of insurance, many federal laws do affect the business. Existing or recently proposed federal laws that may significantly affect or would affect, if passed, the insurance business cover such matters as pensions and other employee benefits, removal of barriers preventing banks from engaging in the insurance and mutual fund businesses, the taxation of insurance companies, and the tax treatment of insurance products.

Material changes in applicable federal and state laws regulations could adversely affect the Company's business operations, although the Company is unable to predict whether any such changes will be implemented.

Several states, including Connecticut, regulate affiliated groups of insurers such as the Company and its affiliates under insurance holding company statutes. Under such laws, intercorporate asset transfers and dividend payments from insurance subsidiaries may require prior notice to or approval of the insurance regulators, depending on the size of such transfers and payments relative to the financial position of the Company making the transfer. Changes in control also are regulated under these laws. As a Connecticut-domiciled insurance company, the Company is subject to comprehensive regulation under the Connecticut insurance laws and by the Connecticut Insurance Department.

In recent years, state insurance regulators have been considering changes in statutory accounting practices and other initiatives to strengthen solvency regulation. The National Association of Insurance Commissioners (NAIC) has adopted risk-based capital ("RBC") standards for life insurers. The RBC formula is a regulatory tool designed to identify weakly capitalized companies by comparing the company's adjusted surplus to the required surplus, which reflects the risk profile of the Company (RBC ratio). Within certain ratio changes, regulators have increasing authority to take action as the RBC ratio decreases. There are four levels of regulatory action ranging from requiring insurers to submit a comprehensive plan to the state insurance commissioner to when the state insurance commissioner places the insurer under regulatory control. The Company's RBC ratio at December 31, 1995 was significantly above the levels which would require regulatory action.

The Company's variable products involve investments through Separate Accounts, some of which are registered as investment companies with the SEC, as are the variable mutual funds offered by the Company.

The NAIC also is considering several other solvency related regulations including the development of a model investment law and amendments to the model insurance holding company law which would limit types and amounts of investments by insurance companies. In addition, in recent years there has been growing interest among certain members of Congress concerning possible federal roles in the regulation of the insurance industry. Because these other initiatives are in a preliminary stage, management cannot assess the potential impact of their adoption on the Company.

Under insurance guaranty fund laws existing in all states, insurers doing business in those states can be assessed (up to prescribed limits) for certain obligations of insolvent insurance companies to policyholders and claimants. In each of the years in the three year period ended December 31, 1995, the Company has been assessed nominal guaranty fund assessment fees attributable to administrative assessments issued to all companies licensed to do business in a state. Since the Company had written no business prior to December 31, 1994, no assessments should be received relating to insolvencies which occurred prior to December 31, 1994.

Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 ("the Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The Company desires to take advantage of the "safe harbor" provisions of the Act. Certain information contained herein, particularly the information appearing under the heading "Outlook" contained in Management's Analysis of the Results of Operations, is forward- looking. Information regarding certain important factors that could cause actual results of operations or outcomes of other events to differ materially from any such forward-looking statement appear together with such statement, and/or elsewhere herein.

Miscellaneous

The Company utilizes the employees of Aetna and its affiliates (primarily ALIAC), and receives an expense allocation, at cost, based on the utilization of these employees.

The Company uses ALIAC's computer facilities. Management believes that ALIAC's computer facilities, systems and related procedures are adequate to meet its business needs. ALIAC's data processing systems and backup and security policies, practices and procedures are regularly evaluated by ALIAC's management and internal auditors and are modified as considered necessary.

The Company is not dependent upon any single customer and no single customer accounted for more than 10% of revenue in 1995.

Properties

The Company occupies office space that is owned or leased by Aetna Life Insurance Company or other affiliates of Aetna. Expenses associated with these offices are allocated on a direct and indirect basis to the Company and the other subsidiaries of Aetna.

Market for Registrant's Common Equity and Related Stockholder Matters

All of the Company's outstanding shares are owned by its parent company, ALIAC. For the years ended 1995, 1994 and 1993, the Company did not pay dividends to ALIAC.

The amount of dividends which may be paid by the Company to ALIAC without prior approval by the Insurance Commissioner of the State of Connecticut is subject to various restrictions. Based upon these restrictions, the Company is permitted a maximum of $958.0 thousand in dividend distributions in 1996.

                       DIRECTORS AND EXECUTIVE OFFICERS

The following are the Directors and Executive Officers of the Company. The terms of office for all Directors and Executive Officers will run until the Company's next annual meeting and until their successors are duly elected and qualified.


                            Current Position                          Principal Occupation and Employment During
Name, Age                   with the Company                          Past Five Years; Other Directorships of Directors
-------------------------------------------------------------------------------------------------------------------------------
Daniel P. Kearney, 56       Director, President                       President (since December 1993), Aetna Life Insurance and
                            and Chief Executive Officer               Annuity Company; Executive Vice President (since December
                                                                      1993), and Group Executive, Financial Division (February
                                                                      1991- December 1993), Aetna Life and Casualty Company.
                                                                      Director: Aetna Investment Services, Inc. (since November
                                                                      1994); Aetna Insurance Company of America (since May 1994);
                                                                      MBIA, Inc. (since 1992).

Laura R. Estes, 47          Director and Senior                       Senior Vice President, Manage/Design Products
                            Vice President                            and Services (since February 1996), and Senior
                                                                      Vice President, Pensions (March 1991-February
                                                                      1996), Aetna Life Insurance and Annuity
                                                                      Company.
14

                            Current Position                          Principal Occupation and Employment During
Name, Age                   with the Company                          Past Five Years; Other Directorships of Directors
-------------------------------------------------------------------------------------------------------------------------------
Deborah Koltenuk, 40        Director, Vice President                  Vice President and Treasurer, Corporate
                            and Corporate Controller                  Controller, (October 1996-Present), Aetna Life
                                                                      Insurance and Annuity Company, Aetna
                                                                      Insurance Company of America, Aetna Retirement
                                                                      Holdings, Inc.; Vice President,
                                                                      Investment Planning and Financial Reporting
                                                                      (April 1996-July 1996), Aetna Life Insurance
                                                                      Company; Vice President, Investment Planning
                                                                      and Financial Reporting, (October 1994-April
                                                                      1996), Aetna Life Insurance Company, The
                                                                      Aetna Casualty and Surety Company, The
                                                                      Standard Fire Insurance Company; Assistant
                                                                      Vice President, Finance and Administration,
                                                                      (June 1994-October 1994), Aetna Information
                                                                      Technology, Aetna Life Insurance Company,
                                                                      The Aetna Casualty and Surety Company, The
                                                                      Standard Fire Insurance Company; Controller,
                                                                      Aetna Information Technology, (September
                                                                      1993-June 1994), Aetna Life Insurance
                                                                      Company, The Aetna Casualty and Surety
                                                                      Company, The Standard Fire Insurance
                                                                      Company; Assistant Vice President,
                                                                      (December 1990-September 1993), Aetna Life Insurance
                                                                      Company, The Aetna Casualty and Surety Company, The Standard
                                                                      Fire Insurance Company.

James J. Mallozzi, 41      Director and Vice                          Vice President, Head of Retail Products, (July 1996-
                           President                                  Present), Aetna Retirement Services, Inc.;
                                                                      Vice President, Head of 401(k) Pension Sales &
                                                                      Marketing, (December 1995-July 1996), Aetna
                                                                      Retirement Services, Inc.; Chief of Staff, (July
                                                                      1993-December 1995), Aetna International, Inc.; Managing
                                                                      Director & Chief Operating Officer, (February 1990-
                                                                      July 1993), Aetna Investment Management, Ltd.
                                                                      (London, England).

Maria McKeon, 40            Corporate Secretary and Counsel           Counsel (since 1991), Aetna Life and Casualty Company.


                            EXECUTIVE COMPENSATION

As of the date of this Prospectus, the Company had no employees. The Company utilizes the employees of Aetna and its affiliates (primarily Aetna Life Insurance and Annuity Company). There were no charges allocated to the Company for rent, salaries or other administrative expenses during 1995.

                       SECURITY OWNERSHIP OF MANAGEMENT

The Company's directors and officers do not beneficially own any outstanding shares of stock of the Company. All of the outstanding shares of stock of the Company are beneficially owned by its parent, Aetna Life Insurance and Annuity Company. The percentage of shares of Aetna Life Insurance and Annuity Company beneficially owned by any director of the Company, and by all directors and officers of the Company as a group, does not exceed one percent (1%) of the class outstanding.

                               INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                   EXPERTS


The financial statements and schedules of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing herein and elsewhere in the Registration Statement and upon the authority of such firm as experts in accounting and auditing.

The reports of KPMG Peat Marwick LLP on the above-mentioned financial statements and schedules refer to a change in 1993 in the Company's methods of accounting for certain investment in debt and equity securities.

With respect to the unaudited interim financial information of the Company for the three and nine month periods ended September 30, 1996 and 1995 included herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's Quarterly Report on Form 10-Q for the three and nine month periods ended September 30, 1996 and 1995, and included herein, states that they did not audit, and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the 1933 Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

                              LEGAL PROCEEDINGS

The Company and its Board of Directors know of no material legal proceedings pending to which the Company is a party of which would materially affect the Company.

                                LEGAL MATTERS

The validity of the securities offered by this Prospectus has been passed upon by Susan E. Bryant, Esq., Counsel of the Company.

                                  APPENDIX I

               EXAMPLES OF MARKET VALUE ADJUSTMENT CALCULATIONS

The following are examples of Market Value Adjustment ("MVA") calculations using several hypothetical deposit period yields and current yields. These examples do not include the effect of any deferred sales charge that may be assessed under the Contract upon withdrawal.

EXAMPLE I

Assumptions:

   i, the Deposit Period yield, is 8%
   j, the current yield, is 10%
   x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term, is 927.

      MVA =  {(1+i)}  x
             ------- ---
              (1+j)  365

          =  { 1.08 } 927
             -------- ---
               1.10   365

          = .9545

In this example the Deposit Period yield of 8% is less than the current yield of 10%, therefore, the MVA is less than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the deduction of the negative MVA Amount. However, if a withdrawal or transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be increased to compensate for the negative MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $2,095.34 withdrawal from the Guaranteed Term.

Assumptions:

   i, the Deposit Period yield, is 5%
   j, the current yield, is 6%
   x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term, is 927.


      MVA =  {(1+i)}  x
             ------- ---
              (1+j)  365

          =  { 1.05 } 927
             -------- ---
               1.06   365

          = .9762

In this example the Deposit Period yield of 5% is less than the current yield of 6%, therefore, the MVA is less than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the deduction of the negative MVA Amount. However, if a withdrawal or transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be increased to compensate for the negative MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $2,048.76 withdrawal from the Guaranteed Term.

EXAMPLE II

Assumptions:

   i, the Deposit Period yield, is 10%
   j, the current yield, is 8%
   x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term, is 927.

      MVA =  {(1+i)}  x
             ------- ---
              (1+j)  365

          =  { 1.10 } 927
             -------- ---
               1.08   365

          = 1.0477

In this example the Deposit Period yield of 10% is greater than the current yield of 8%, therefore, the MVA is greater than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the addition of the positive MVA Amount. However, if a withdrawal or transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be decreased to reflect the positive MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $1,908.94 withdrawal from the Guaranteed Term.

Assumptions:

   i, the Deposit Period yield, is 5%
   j, the current yield, is 4%
   x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term, is 927.

      MVA =  {(1+i)}  x
             ------- ---
              (1+j)  365

          =  { 1.05 } 927
             -------- ---
               1.04   365

          = 1.0246

In this example the Deposit Period yield of 5% is greater than the current yield of 4%, therefore, the MVA is greater than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the addition of the positive MVA Amount. However, if a withdrawal or transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be decreased to reflect the positive MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $1,951.98 withdrawal from the Guaranteed Term.

                                 APPENDIX II

                  EXAMPLES OF MARKET VALUE ADJUSTMENT YIELDS

The following hypothetical examples show the Market Value Adjustment based on a given current yield at various times remaining in the Guaranteed Term. Table A illustrates figures based on a deposit period yield of 10%; Table B illustrates figures based on a deposit period yield of 5%. The Market Value Adjustment will have either a positive or negative influence on the amount withdrawn from or remaining in a Guaranteed Term. Also, the amount of the Market Value Adjustment generally decreases as the end of the Guaranteed Term approaches.

TABLE A: Deposit Period Yield of 10%



           Change in
            Deposit            Time Remaining to Maturity of Guaranteed Term
 Current     Period    ---------------------------------------------------------------
  Yield      Yield     8 Years    6 Years    4 Years    2 Years   1 Year    3 Months
--------- -----------  ---------  --------- ---------  ---------  -------- -----------
    15%        +5%      -29.9%     -23.4%     -16.3%     -8.5%     -4.3%      -1.1%
    13%        +3%      -19.4      -14.9      -10.2      -5.2      -2.7       -0.7
    12%        +2%      -13.4      -10.2       -7.0      -3.5      -1.8       -0.4
    11%        +1%       -7.0       -5.3       -3.6      -1.8      -0.9       -0.2
     9%        -1%        7.6        5.6        3.7       1.8       0.9        0.2
     8%        -2%       15.8       11.6        7.6       3.7       1.9        0.5
     7%        -3%       24.8       18.0       11.7       5.7       2.8        0.7
     5%        -5%       45.1       32.2       20.5       9.8       4.8        1.2

TABLE B: Deposit Period Yield of 5%



           Change in
            Deposit            Time Remaining to Maturity of Guaranteed Term
 Current     Period    ---------------------------------------------------------------
  Yield      Yield     8 Years    6 Years    4 Years    2 Years   1 Year    3 Months
--------- -----------  ---------  --------- ---------  ---------  -------- -----------
    9%         +4%      -25.9%     -20.1%     -13.9%     -7.2%     -3.7%      -0.9%
    8%         +3%      -20.2      -15.6      -10.7      -5.5      -2.8       -0.7
    7%         +2%      -14.0      -10.7       -7.3      -3.7      -1.9       -0.5
    6%         +1%       -7.3       -5.5       -3.7      -1.9      -0.9       -0.2
    4%         -1%        8.0        5.9        3.9       1.9       1.0        0.2
    3%         -2%       16.6       12.2        8.0       3.9       1.9        0.5
    2%         -3%       26.1       19.0       12.3       6.0       2.9        0.7
    1%         -4%       36.4       26.2       16.8       8.1       4.0        1.0

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly-owned subsidiary of Aetna Life Insurance and Annuity Company)

                             Statements of Income
                                 (thousands)

                                                   3 Months Ended       9 Months Ended
                                                    September 30,       September 30,
                                                  ---------------------------------------
                                                    1996     1995       1996       1995
                                                  --------- ------- ------------ --------
Revenue:
 Charges assessed against policyholders           $ 373.2   $ 35.2    $   757.6   $ 35.2
 Net investment income                              341.0    183.7        673.5    536.7
 Net realized capital losses                         --       --          (17.1)    --
                                                  --------- ------- ------------ --------
  Total revenue                                     714.2    218.9      1,414.0    571.9
Benefits and expenses:
 Current and future benefits                        533.6     --          714.8     --
 Operating expenses                                 343.7     78.3      2,165.3    197.3
                                                  --------- ------- ------------ --------
  Total benefits and expenses                       877.3     78.3      2,880.1    197.3
Income (loss) before income taxes (benefits)       (163.1)   140.6     (1,466.1)   374.6
Income taxes (benefits)                             (78.6)    49.6       (625.4)   131.3
                                                  --------- ------- ------------ --------
Net income (loss)                                 $ (84.5)  $ 91.0    $  (840.7)  $243.3
                                                  ========= ======= ============ ========

See Condensed Notes to Financial Statements.

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly-owned subsidiary of Aetna Life Insurance and Annuity Company)

                                Balance Sheets
                                 (thousands)

                                                         September 30,   December 31,
Assets                                                       1996            1995
                                                        --------------  --------------
Investments:
 Debt securities, available for sale:
   (amortized cost: $8,063.1 and $7,953.0)                $  8,140.3     $  8,187.4
Cash and cash equivalents                                   35,716.6        4,044.2
Accrued investment income                                      182.3          112.6
Premiums due and other receivables                              13.3           --
Deferred policy acquisition costs                           15,724.0        2,066.4
Deferred tax asset                                           2,065.7          467.6
Income taxes receivable                                        713.0           --
Other assets                                                    13.0            0.8
Separate Accounts assets                                   231,798.8       43,810.0
                                                        --------------  --------------
  Total assets                                            $294,367.0     $ 58,689.0
                                                        ==============  ==============

Liabilities and Shareholder's Equity
Liabilities:
 Policyholders' funds left with the company               $ 43,734.9      $    --
 Due to parent and affiliates                                   --            174.6
 Other liabilities                                           7,530.7        1,932.6
 Income taxes payable                                          112.5          638.8
 Separate Accounts liabilities                             231,798.8       43,810.0
                                                        --------------  --------------
  Total liabilities                                        283,176.9       46,556.0
                                                        --------------  --------------

Shareholder's equity:
 Common capital stock, par value $2,000
   (1,275 shares authorized, issued and outstanding)         2,550.0        2,550.0
 Paid-in capital                                             7,550.0        7,550.0
 Net unrealized capital gains                                   50.2          152.4
 Retained earnings                                           1,039.9        1,880.6
                                                        --------------  --------------
  Total shareholder's equity                                11,190.1       12,133.0
                                                        --------------  --------------
   Total liabilities and shareholder's equity             $294,367.0      $58,689.0
                                                        ==============  ==============

See Condensed Notes to Financial Statements.

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly-owned subsidiary of Aetna Life Insurance and Annuity Company)

                Statements of Changes in Shareholder's Equity
                                 (thousands)

                                                       9 Months Ended September 30,
                                                       ----------------------------
                                                           1996         1995
                                                       ------------  ------------
Shareholder's equity, beginning of period                $12,133.0    $11,675.3
Net change in unrealized capital gains and losses           (102.2)       138.8
Net income (loss)                                           (840.7)       243.3
                                                       ------------  ------------
Shareholder's equity, end of period                      $11,190.1    $12,057.4
                                                       ============  ============

See Condensed Notes to Financial Statements.

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly-owned subsidiary of Aetna Life Insurance and Annuity Company)

                           Statements of Cash Flows
                                 (thousands)

                                                              9 Months Ended September 30,
                                                              ----------------------------
                                                                   1996          1995
                                                               -------------  ------------
Cash Flows from Operating Activities:
  Net income (loss)                                             $   (840.7)   $   243.3
  Adjustments to reconcile net income (loss) to net cash
   (used for) provided by operating activities:
  Increase in accrued investment income                              (69.7)       (33.8)
  Increase in premiums due and other receivables                     (13.3)        --
  Increase in deferred policy acquisition costs                  (13,657.6)    (1,537.2)
  Net change in amounts due to/from parent and affiliates           (174.6)       117.7
  Net increase in other assets and liabilities                     5,568.8      1,327.7
  Net (decrease) increase in income taxes                         (2,782.4)       101.2
  Net amortization of (discount) premium on debt securities          (61.3)        19.7
  Net realized capital losses                                         17.1         --
                                                               -------------  ------------
    Net cash (used for) provided by operating activities         (12,013.7)       238.6
                                                               -------------  ------------
Cash Flows from Investing Activities:
  Proceeds from sales of:
    Debt securities available for sale                             2,410.0      3,000.0
    Short-term investments                                            --          500.0
  Cost of investment purchases in:
    Debt securities available for sale                            (2,458.8)    (3,939.2)
    Short-term investments                                            --         (492.1)
                                                               -------------  ------------
    Net cash used for investing activities                           (48.8)      (931.3)
                                                               -------------  ------------
Cash Flows from Financing Activities:
  Deposits and interest credited for investment contracts         43,734.9         --
                                                               -------------  ------------
    Net cash provided by financing activities                     43,734.9         --
                                                               -------------  ------------
Net increase (decrease) in cash and cash equivalents              31,672.4       (692.7)
Cash and cash equivalents, beginning of period                     4,044.2      4,732.7
                                                               -------------  ------------
Cash and cash equivalents, end of period                        $ 35,716.6    $ 4,040.0
                                                               =============  ============
Supplemental cash flow information:
  Income taxes paid, net                                        $  2,232.0    $    30.0
                                                               =============  ============

See Condensed Notes to Financial Statements.

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly-owned subsidiary of Aetna Life Insurance and Annuity Company)

             Condensed Notes to Financial Statements (unaudited)

1. Basis of Presentation

Aetna Insurance Company of America (the "Company") is a stock life insurance company organized in 1990 under the insurance laws of Connecticut and is a wholly-owned subsidiary of Aetna Life Insurance and Annuity Company ("ALIAC"). ALIAC is a wholly-owned subsidiary of Aetna Retirement Holdings, Inc. ("HOLDCO"). HOLDCO is a wholly- owned subsidiary of Aetna Retirement Services, Inc., which is a wholly-owned subsidiary of Aetna Services, Inc. ("Aetna") (formerly Aetna Life and Casualty Company). Aetna is a wholly-owned subsidiary of Aetna Inc.

The financial statements have been prepared in accordance with generally accepted accounting principles and are unaudited. These interim statements necessarily rely heavily on estimates, including assumptions as to annualized tax rates. In the opinion of management, all adjustments necessary for a fair statement of results for the interim periods have been made. All such adjustments are of a normal, recurring nature. The accompanying condensed financial statements should be read in conjunction with the financial statements and related notes as presented in the Company's 1995 Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 29, 1996. Certain financial information that is normally included in annual financial statements prepared in accordance with generally accepted accounting principles, but that is not required for interim reporting purposes, has been condensed or omitted.

2. Accounting Changes

Financial Accounting Standard ("FAS") No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in June 1996. This statement provides accounting and reporting standards for transfers of financial assets and extinguishments of liabilities. Transactions covered by this statement would include securitizations, sales of partial interests in assets, repurchase agreements and securities lending. This statement requires that after a transfer of financial assets, an entity would recognize on the balance sheet any assets it controls and liabilities it has incurred. Similarly, an entity would remove assets or liabilities from its balance sheet when control of the assets has been surrendered or the liabilities satisfied.

This statement is effective for 1997 financial statements and early adoption or retroactive application of this statement is not permitted. The Company does not expect the adoption of this statement will have a material effect on its financial position or results of operations.

3. Related Party Transactions

Aeltus Investment Management, Inc. ("Aeltus"), a wholly owned subsidiary of HOLDCO, was named the subadviser of all of ALIAC's affiliated mutual funds and general account investments effective August 1, 1996 when ALIAC merged its investment management operations into those of Aeltus.

The Company pays Aeltus a fee which, on an annual basis, is .06% of the average daily net assets under management. The amount of such fees for the three and nine months ended September 30, 1996 amounted to $10.2 thousand for both periods.

4. Litigation

The Company may be involved in lawsuits arising, for the most part, in the ordinary course of its business operations. While the ultimate outcome of litigation against the Company cannot be determined at this time, after consideration of the defenses available to the Company and any related reserves established, it is not expected to result in liability for amounts material to the financial condition of the Company, although it may adversely affect results of operations in future periods.

5. Subsequent Event

On October 23, 1996, the Company received a capital contribution of $20.0 million from ALIAC.

Item 2. Management's Analysis of the Results of Operations

Results of Operations

                                                           3 Months Ended            9 Months Ended
                                                           September 30,              September 30,
(Thousands)                                              1996         1995         1996          1995
---------------------------------------------------- ------------ ------------ -------------  ------------
Charges assessed against policyholders                 $   373.2   $    35.2    $    757.6     $    35.2
Net investment income                                      341.0       183.7         673.5         536.7
Net realized capital losses                                 --          --           (17.1)         --
---------------------------------------------------- ------------ ------------ -------------  ------------
   Total revenue                                           714.2       218.9       1,414.0         571.9
---------------------------------------------------- ------------ ------------ -------------  ------------
Current and future benefits                                533.6        --           714.8          --
Operating expenses                                         343.7        78.3       2,165.3         197.3
---------------------------------------------------- ------------ ------------ -------------  ------------
   Total benefits and expenses                             877.3        78.3       2,880.1         197.3
---------------------------------------------------- ------------ ------------ -------------  ------------
   Income (loss) before income taxes (benefits)           (163.1)      140.6      (1,466.1)        374.6
Income taxes (benefits)                                    (78.6)       49.6        (625.4)        131.3
---------------------------------------------------- ------------ ------------ -------------  ------------
   Net income (loss)                                   $   (84.5)  $    91.0    $   (840.7)    $   243.3
==================================================== ============ ============ =============  ============
   Net realized capital losses, net of tax
     (included above)                                  $    --     $    --      $    (11.1)    $    --
==================================================== ============ ============ =============  ============

---------------------------------------------------- ------------ ------------ -------------  ------------
Deposits not included in premiums above:
 Fully guaranteed                                      $22,668.9   $ 9,200.0    $ 82,310.4     $ 9,300.0
 Experience-rated                                       29,885.9        --        43,167.3          --
 Non-guaranteed                                         46,487.8    18,980.0      98,843.5      19,000.0
                                                     ------------ ------------ -------------  ------------
 Total                                                 $99,042.6   $28,180.0    $224,321.2     $28,300.0
==================================================== ============ ============ =============  ============
Assets under management: (1)(2)
 Fully guaranteed                                                               $ 81,811.9     $ 8,510.3
 Experience-rated                                                                 43,720.2          --
 Non-guaranteed                                                                  149,891.7      20,204.6
                                                                               -------------  ------------
   Total                                                                        $275,423.8     $28,714.9
==================================================== ============ ============ =============  ============

(1) Excludes net unrealized capital gains of $77.2 thousand and $2.2 thousand at September 30, 1996 and 1995, respectively.

(2) Includes $141,611.3 thousand and $20,204.6 thousand at September 30, 1996 and 1995, respectively, of assets held and managed by unaffiliated mutual funds.

The Company has reported net losses of $(84.5) thousand for the three months ended September 30, 1996, compared to net gains of $91.0 thousand for the same period a year ago. The Company has reported net losses of $(840.7) thousand for the nine months ended September 30, 1996, compared to net gains of $243.3 thousand for the same period a year ago. 1996 results reflect the revenues and expenses associated with commencement of the Company's business operations which have produced losses due to start up costs, particularly in the first six months of the year. 1995 results reflect investment income on the Company's capital partially offset by only minimal start up expenses.

Current and future benefits are primarily amounts credited on investment contracts. For the three and nine months ended September 30, 1996, current and future benefits exceed net investment income. The lower level of investment income is primarily due to lower levels of invested assets caused by the payment of start up costs and lower returns on such investments due to the short term nature of the portfolio. The Company intends to reposition the portfolio into long-term higher yielding securities during the remainder of 1996. On October 23, 1996, the Company received a capital contribution of $20.0 million from ALIAC (see Note 5 of the Condensed Notes to Financial Statements).

During the nine months ended September 30, 1996, the Company's net deferred tax asset increased by $1,598.1 thousand from December 31, 1995, the benefit of which reduced the Company's loss for the same period. This was primarily due to losses from commencement of operations discussed above. Management believes it is more likely than not that the Company will realize the benefit of its net deferred tax asset.

General Account Investments

The Company's invested assets were comprised of the following:

                 September 30,   December 31,
  (Thousands)         1996           1995
 -----------------------------   --------------
Debt securities     $8,140.3       $8,187.4
 =============================   ==============

At September 30, 1996 and December 31, 1995, all of the Company's debt securities were issued by the U.S. Treasury. The average quality rating of the Company's debt securities portfolio was AAA at both September 30, 1996 and December 31, 1995.

                      Independent Auditors' Review Report

The Board of Directors
Aetna Insurance Company of America:

We have reviewed the accompanying condensed balance sheet of Aetna Insurance Company of America as of September 30, 1996, and the related condensed statements of income for the three-month and nine-month periods ended September 30, 1996 and 1995, and the related condensed statements of changes in shareholder's equity and cash flows for the nine-month periods then ended. These condensed financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Aetna Insurance Company of America as of December 31, 1995, and the related statements of income, changes in shareholder's equity, and cash flows for the year then ended (not presented herein); and in our report dated March 20, 1996, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of December 31, 1995, is fairly presented, in all material respects, in relation to the balance sheet from which it has been derived.

                                                       /s/ KPMG Peat Marwick LLP
Hartford, Connecticut
October 23, 1996

                           SELECTED FINANCIAL DATA

                     1995        1994         1993         1992         1991
                ------------ ------------ ------------ ------------ -----------
                                          (Thousands)
Total Revenue     $   862.0    $   619.3    $   560.0    $   645.0   $   729.6
                ============ ============ ============ ============ ===========
Net Income        $   167.9    $   348.6    $   312.3    $   336.2   $   457.6
                ============ ============ ============ ============ ===========
Total Assets      $58,689.0    $11,736.2    $11,921.3    $10,955.6   $10,955.6
                ============ ============ ============ ============ ===========

              MANAGEMENT'S ANALYSIS OF THE RESULTS OF OPERATIONS

Results of Operations

                                               Years Ended December 31,
                                            -------------------------------
                                               1995        1994      1993
                                           ------------  -------- ---------
                                                      (Thousands)
Net investment income                        $   721.0    $619.3    $560.0
Realized capital gains                             8.3      --        --
Charges assessed against policyholders           132.7      --        --
                                           ------------  -------- ---------
  Total revenue                                  862.0     619.3     560.0
Operating expenses                               605.2      83.0      79.5
                                           ------------  -------- ---------
  Total expenses                                 605.2      83.0      79.5
                                           ------------  -------- ---------
Income before federal income taxes               256.8     536.3     480.5
Federal income taxes                              88.9     187.7     168.2
                                           ------------  -------- ---------
Net income                                   $   167.9    $348.6    $312.3
                                           ============  ======== =========

                                               1995        1994      1993
                                           ------------  -------- ---------
Deposits:
 Fully guaranteed                            $12,953.8    $ --      $ --
 Non-guaranteed                               29,887.6      --        --
                                           ------------  -------- ---------
  Total                                      $42,841.4    $ --      $ --
                                           ============  ======== =========
Assets under management:
 Fully guaranteed                            $10,052.4    $ --      $ --
 Non-guaranteed                               33,757.6      --        --
                                           ------------  -------- ---------
  Total                                      $43,810.0    $ --      $ --
                                           ============  ======== =========

Overview

The Company's adjusted earnings (after-tax) follow (in thousands):

                                               1995        1994      1993
                                           ------------  -------- ---------
Net income                                      $167.9    $348.6    $312.3
Less:
 Net realized capital gains                        5.4      --        --
                                           ------------  -------- ---------
  Adjusted earnings                             $162.5    $348.6    $312.3
                                           ============  ======== =========

The Company's adjusted earnings decreased 53% in 1995 following a 12% increase in 1994. The decrease in 1995 adjusted earnings reflects higher operating expenses offset in part by charges assessed against policyholders attributable to the commencement of the Company's business operations. Results in 1995 also reflect higher net investment income reflecting a slight change in asset mix (larger percentage of debt securities versus cash and cash equivalents) and higher yields on cash equivalents. The improvement in 1994 adjusted earnings when compared to 1993 reflected an increase in net investment income primarily due to increasing yields on cash equivalents.

Investments

As of December 31, 1995 and 1994, all of the Company's debt securities were issued by the U. S. Treasury.

                                                                1995         1994
                                                           ------------  -----------
                                                                   (Thousands)
Debt securities                                              $ 8,187.4    $ 6,906.5
                                                           ------------  -----------
 Total Investments                                             8,187.4      6,906.5
Cash and cash equivalents                                      4,044.2      4,732.7
                                                           ------------  -----------
 Total Investments, cash and cash equivalents                $12,231.6    $11,639.2
                                                           ============  ===========

   Outlook

   Sales of non-qualified products are expected to significantly exceed 1995 levels as relationships formed with broker/ dealers and banks in 1995 build sales momentum. The Company also intends to expand its retirement planning capabilities.

Liquidity and Capital Resources

                                                   1995         1994         1993
                                               ------------------------  -----------
                                                            (Thousands)
Assets                                          $58,689.0    $11,736.2    $11,921.3
                                               ========================  ===========
Shareholder's Equity                            $12,133.0    $11,675.3    $11,584.2
                                               ========================  ===========
Net Cash provided by Operating Activities       $   242.8    $   219.8    $   596.1
                                               ========================  ===========
Net Cash used for Investing Activities          $   931.3    $     0.0    $   162.8
                                               ========================  ===========
Cash and Cash Equivalents                       $ 4,044.2    $ 4,732.7    $ 4,512.9
                                               ========================  ===========

The assets and shareholder's equity amounts for the years ended December 31, 1995, 1994 and 1993 reflect the implementation of FAS 115. See Notes 1 and 3 of Notes to Financial Statements.

Shareholder's equity increased by $457.7 thousand, which reflects net income and the net change in unrealized capital gains (losses).

The Company's cash flow requirements for 1995 and 1994 were met by cash provided by operating activities and from the maturity and sale of investments.

The Company has no debt. There were no capital contributions in 1995, 1994 or 1993.

The amount of dividends that may be paid to the shareholder without prior approval by the Insurance Commissioner of the State of Connecticut is subject to various restrictions. Based upon these restrictions, the Company is permitted a maximum of $958.0 thousand in dividend distributions in 1996.

                      AETNA INSURANCE COMPANY OF AMERICA

                             Financial Statements

                                    Index
                                    -----

                                                             Page
                                                           ---------
Independent Auditors' Report                                  F-2
Statements of Income for the Years Ended
  December 31, 1995, 1994 and 1993                            F-3
Balance Sheets as of December 31, 1995 and 1994               F-4
Statements of Changes in Shareholder's Equity for
  the Years Ended December 31, 1995, 1994 and 1993            F-5
Statements of Cash Flows for the Years
  Ended December 31, 1995, 1994 and 1993                      F-6
Notes to Financial Statements                                 F-7

                         Independent Auditors' Report

The Shareholder and Board of Directors of
Aetna Insurance Company of America:

We have audited the accompanying balance sheets of Aetna Insurance Company of America as of December 31, 1995 and 1994, and the related statements of income, changes in shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aetna Insurance Company of America at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1993 the Company changed its methods of accounting for certain investments in debt and equity securities.

                                                       /S/KPMG Peat Marwick LLP

Hartford, Connecticut
March 20, 1996

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)

                             Statements of Income
                                 (thousands)

                                               Years Ended December 31,
                                             ----------------------------
                                               1995      1994     1993
                                             --------  -------- ---------
Revenue:
 Net investment income                        $721.0    $619.3   $560.0
 Realized capital gains                          8.3      --       --
 Charges assessed against policyholders        132.7      --       --
                                             --------  -------- ---------
  Total revenue                                862.0     619.3    560.0
Expenses:
 Operating expenses                            605.2      83.0     79.5
                                             --------  -------- ---------
  Total expenses                               605.2      83.0     79.5
Income before federal income taxes             256.8     536.3    480.5
 Federal income taxes                           88.9     187.7    168.2
                                             --------  -------- ---------
Net income                                    $167.9    $348.6   $312.3
                                             ========  ======== =========

See Notes to Financial Statements.

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)
                                Balance Sheets
                                 (thousands)

                                                                December 31,
                                                         -------------------------
                                                             1995         1994
                                                         ------------  ------------
Assets
 --------------------------------------------------------
Investments:
 Debt securities available for sale:
   (amortized cost $7,953.0 and $7,043.9)                  $ 8,187.4    $ 6,906.5
Cash and cash equivalents                                    4,044.2      4,732.7
Accrued investment income                                      112.6         91.5
Deferred policy acquisition costs                            2,066.4         --
Deferred tax asset                                             467.6          0.4
Other assets                                                     0.8          5.1
Separate Accounts assets                                    43,810.0         --
                                                         ------------  ------------
  Total assets                                             $58,689.0    $11,736.2
                                                         ============  ============
Liabilities and Shareholder's Equity
 --------------------------------------------------------
Liabilities:
 Due to parent and affiliates                              $   174.6    $    10.5
 Other liabilities                                           1,932.6         21.0
 Federal income taxes--Current                                 638.8         29.4
 Separate Accounts liabilities                              43,810.0         --
                                                         ------------  ------------
  Total liabilities                                         46,556.0         60.9
                                                         ------------  ------------
Shareholder's equity:
 Common capital stock, par value $2,000 (1,275 shares
   authorized, issued and outstanding)                       2,550.0      2,550.0
 Paid-in capital                                             7,550.0      7,550.0
 Net unrealized capital gains (losses)                         152.4       (137.4)
 Retained earnings                                           1,880.6      1,712.7
                                                         ------------  ------------
  Total shareholder's equity                                12,133.0     11,675.3
                                                         ------------  ------------
   Total liabilities and shareholder's equity              $58,689.0    $11,736.2
                                                         ============  ============

See Notes to Financial Statements.

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)

                Statements of Changes in Shareholder's Equity
                                 (thousands)

                                                            Years Ended December 31,
                                                     --------------------------------------
                                                         1995         1994         1993
                                                     ------------ ------------  ------------
Shareholder's equity, beginning of period              $11,675.3   $11,584.2     $11,151.8
Net change in unrealized capital gains (losses)            289.8      (257.5)        120.1
Net income                                                 167.9       348.6         312.3
                                                     ------------ ------------  ------------
Shareholder's equity, end of period                    $12,133.0   $11,675.3     $11,584.2
                                                     ============ ============  ============

See Notes to Financial Statements.

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)

                           Statements of Cash Flows
                                 (thousands)

                                                                       Years Ended December 31,
                                                                 -------------------------------------
                                                                     1995        1994         1993
                                                                 ------------ -----------  ------------
Cash Flows from Operating Activities:
 Net income                                                       $   167.9    $  348.6    $   312.3
 Adjustments to reconcile net income to net cash provided by operating activities:
  Decrease (increase) in accrued investment income                    (21.1)       --           46.3
  Increase in deferred policy acquisition costs                    (2,066.4)       --           --
  Net change in amounts due to/from parent and affiliates             164.1       (79.2)       184.9
  Net increase (decrease) in other assets and liabilities           1,915.9         1.2        (76.0)
  Increase (decrease) in federal income taxes                          60.2      (138.9)        50.2
  Net amortization of premium on debt securities                       22.2        88.1         78.4
                                                                 ------------ -----------  ------------
   Net cash provided by operating activities                          242.8       219.8        596.1
                                                                 ------------ -----------  ------------
Cash Flows from Investing Activities:
 Investment maturities and collection of:
  Debt securities available for sale                                3,000.0        --        2,290.0
  Short-term investments                                              500.0        --           --
 Cost of investment purchases in:
  Debt securities available for sale                               (3,939.2)       --       (2,452.8)
  Short-term investments                                             (492.1)       --           --
                                                                 ------------ -----------  ------------
   Net cash used for investing activities                            (931.3)       --         (162.8)
                                                                 ------------ -----------  ------------
Net (decrease) increase in cash and cash equivalents                 (688.5)      219.8        433.3
Cash and cash equivalents, beginning of period                      4,732.7     4,512.9      4,079.6
                                                                 ------------ -----------  ------------
Cash and cash equivalents, end of period                          $ 4,044.2    $4,732.7    $ 4,512.9
                                                                 ------------ -----------  ------------
Supplemental cash flow information:
 Income taxes paid, net                                           $    28.7    $  326.6    $   118.0
                                                                 ============ ===========  ============

See Notes to Financial Statements.

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)

                        Notes to Financial Statements
                       December 31, 1995, 1994 and 1993

1. Summary of Significant Accounting Policies

Aetna Insurance Company of America (the "Company") is a stock life insurance company organized in 1990 under the insurance laws of Connecticut. The Company is a wholly owned subsidiary of Aetna Life Insurance and Annuity Company ("ALIAC"). ALIAC is a wholly owned subsidiary of Aetna Retirement Services, Inc. ("ARSI"). ARSI is a wholly owned subsidiary of Aetna Life and Casualty Company ("Aetna"). During the second quarter of 1995, the Company began marketing and servicing variable and market value adjusted annuities through the Company's Separate Accounts to individuals in the qualified and non-qualified markets.

Basis of Presentation

These financial statements have been prepared in conformity with generally accepted accounting principles. Certain reclassifications have been made to 1994 and 1993 financial information to conform to 1995 presentation.

Accounting changes

Accounting for Certain Investments in Debt and Equity Securities

On December 31, 1993, the Company adopted Financial Accounting Standard ("FAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires the classification of debt securities into three categories: "held to maturity", which are carried at amortized cost; "available for sale", which are carried at fair value with changes in fair value recognized as a component of shareholder's equity; and "trading", which are carried at fair value with immediate recognition in income of changes in fair value.

Initial adoption of this standard resulted in a net increase of $120.1 thousand, net of taxes of $64.6 thousand, to net unrealized gains in shareholder's equity.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of ninety days or less when purchased.

Investments

At December 31, 1995 and 1994, all of the Company's debt securities are classified as available for sale and carried at fair value. These securities are written down (as realized losses) for other than temporary decline in value. Unrealized gains and losses related to these securities, after deducting related taxes, are reflected in shareholder's equity. Fair values for debt securities are based on quoted market prices or dealer quotations. Purchases and sales of debt securities are recorded on the trade date.

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)

                  Notes to Financial Statements (continued)
                       December 31, 1995, 1994 and 1993

1. Summary of Significant Accounting Policies (Continued)

Deferred Policy Acquisition Costs

Certain costs of acquiring insurance business have been deferred. These costs, all of which vary with and are primarily related to the production of new business, consist principally of commissions, certain expenses of underwriting and issuing contracts and certain agency expenses. Such costs are amortized in proportion to estimated gross profits and adjusted to reflect actual gross profits and are amortized over twenty years. Deferred policy acquisition costs are written off to the extent that it is determined that future policy premiums and investment income or gross profits would not be adequate to cover related losses and expenses.

Charges Assessed Against Policyholders

Charges assessed against policyholders' funds for surrender charges, actuarial margin and other fees are recorded as revenue when earned.

Separate Accounts

Assets held under variable annuity contracts are segregated in Separate Accounts and are invested, as designated by the contractholder, in shares of mutual funds that are managed by ALIAC or other selected mutual funds not managed by ALIAC. Separate Accounts assets and liabilities are carried at fair value except for those relating to a guaranteed interest option which is offered through a Separate Account. The assets of the Separate Account supporting the guaranteed interest option are carried at an amortized cost of $10.1 million for 1995 (fair value of $9.3 million), since the Company bears the investment risk where the contract is held to maturity. Reserves relating to the guaranteed interest option are maintained at fund value and reflect interest credited at rates ranging from 4.65% to 6.0% in 1995. Separate Accounts assets and liabilities are shown as separate captions in the Balance Sheets. Deposits, investment income and net realized and unrealized capital gains (losses) of the Separate Accounts are not reflected in the Statements of Income (with the exception of realized capital gains (losses) on the sale of assets supporting the guaranteed interest option). The Statements of Cash Flows do not reflect investment activity of the Separate Accounts.

Federal Income Taxes

The Company is included in the consolidated federal income tax return of Aetna. The Company is taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. Deferred income tax benefits result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.

2. Investments

Investments in debt securities available for sale were as follows:

                                            Gross        Gross
                             Amortized   Unrealized   Unrealized
(Thousands)                     Cost        Gains       Losses      Fair Value
                            ----------- ------------ ------------  -------------
1995
  U.S. Treasury securities    $7,953.0     $237.4       $  3.0       $8,187.4
                            =========== ============ ============  =============
1994
  U.S. Treasury securities    $7,043.9     $  4.2       $141.6       $6,906.5
                            =========== ============ ============  =============

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)

                  Notes to Financial Statements (continued)
                       December 31, 1995, 1994 and 1993

2. Investments (Continued)

The amortized cost and fair value of debt securities for the year ended December 31, 1995 are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called or prepaid.

                                              Amortized     Fair
(Thousands)                                      Cost      Value
                                             ----------- ----------
Due to mature:
 One year or less                              $2,526.1   $2,526.0
 After one year through five years              5,426.9    5,661.4
                                             ----------- ----------
 Total                                         $7,953.0   $8,187.4
                                             =========== ==========

The Company engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Cash collateral, which is in excess of the market value of the loaned securities, is deposited by the borrower with a lending agent, and retained and invested by the lending agent to generate additional income for the Company. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the market value fluctuates. At December 31, 1995, the Company had no securities out on loan.

At December 31, 1995 and 1994, debt securities carried at $4.4 million and $3.9 million, respectively, were on deposit as required by various state regulatory agencies.

3. Capital Gains and Losses on Investments

Realized capital gains or losses are the difference between proceeds received from investments sold or prepaid, and amortized cost. Net realized capital gain on debt securities, as reflected in the Statements of Income for the year ended December 31, 1995, were $8.3 thousand. For the years ended December 31, 1994 and 1993 there were no realized capital gains or losses.

Unrealized capital gains (losses) on investments carried at fair value, net of related taxes, reflected in shareholder's equity, were as follows for December 31:

(Thousands)                                       1995       1994
                                                 ------------------
Debt securities
 Gross unrealized gains                          $237.4    $   4.2
 Gross unrealized losses                           (3.0)    (141.6)
                                                 ------------------
                                                  234.4     (137.4)
Deferred federal income taxes (See Note 6)         82.0       --
                                                 ------------------
Net unrealized capital gains (losses)            $152.4    $(137.4)
                                                 ==================

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)

                  Notes to Financial Statements (continued)
                       December 31, 1995, 1994 and 1993

4. Net Investment Income

Sources of net investment income were as follows:

(Thousands)                        1995      1994      1993
                                 --------- -------- ---------
Debt securities                   $457.5    $414.1    $425.7
Cash equivalents                   261.1     205.2     135.3
Other                                2.4      --         --
Gross investment income            721.0     619.3     561.0
Less investment expenses              --      --         1.0
                                 --------- -------- ---------
Net investment income              $721.0   $619.3     $560.0
                                 ========= ======== =========

5. Dividend Restrictions and Shareholder's Equity

The amount of dividends that may be paid to the shareholder in 1996 without prior approval by the Insurance Commissioner of the State of Connecticut is $958.0 thousand.

The Insurance Department of the State of Connecticut (the "Department") recognizes as net income and shareholder's equity those amounts determined in conformity with statutory accounting practices prescribed or permitted by the Department, which differ in certain respects from generally accepted accounting principles ("GAAP"). Statutory net income was $378.9 thousand, $348.1 thousand and $312.3 thousand for the years ended December 31, 1995, 1994 and 1993, respectively. Statutory shareholder's equity was $12.1 million and $11.8 million as of December 31, 1995 and 1994, respectively.

As of December 31, 1995 and 1994, the Company does not utilize any statutory accounting practices which are not prescribed by insurance regulators that, individually or in the aggregate, materially affect statutory shareholder's equity.

6. Federal Income Taxes

The Company is included in the consolidated federal income tax return of Aetna. Aetna allocates to each member an amount approximating the tax it would have incurred were it not a member of the consolidated group, and credits the member for the use of its tax saving attributes in the consolidated return.

Components of income tax expense (benefits) were as follows:

                                   1995      1994      1993
                                 --------- -------- ---------
                                         (thousands)
Current tax expense:
 Income from operations          $ 635.2    $188.1    $168.2
 Net realized capital gains          2.9      --        --
                                 --------- -------- ---------
                                   638.1     188.1     168.2
                                 --------- -------- ---------
Deferred tax benefit:
 Income from operations           (549.2)      (.4)     --
                                 --------- -------- ---------
 Total                           $  88.9    $187.7    $168.2
                                 ========= ======== =========

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)

                  Notes to Financial Statements (continued)
                       December 31, 1995, 1994 and 1993

6. Federal Income Taxes (Continued)

Income tax expense was different from the amount computed by applying the federal income tax rate to income before federal income taxes for the following reasons:

                                          1995     1994      1993
                                        --------  -----------------
                                                (thousands)
Income before federal income taxes       $256.8   $536.3    $480.5
Tax rate                                   35  %    35  %     35  %
                                        --------  -----------------
 Application of the tax rate             $ 89.9   $187.7    $168.2
Other, net                                 (1.0)    --        --
                                        --------  -----------------
 Income tax expense                      $ 88.9   $187.7    $168.2
                                        ========  =================

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:

                                                  1995       1994
                                               ----------   -------
                                                    (thousands)
Deferred tax assets:
 Net unrealized capital losses                  $   --       $48.1
 Insurance reserves                              1,054.6      --
 Other, net                                         --          .4
                                               ----------   -------
Total gross assets                               1,054.6      48.5
Less valuation allowance                            --        48.1
                                               ----------   -------
Deferred tax assets, net of valuation            1,054.6        .4
Deferred tax liabilities:
 Deferred policy acquisition costs                 496.4      --
 Net unrealized capital gains                       82.0      --
 Other                                               8.6      --
                                               ----------   -------
Total gross liabilities                            587.0      --
                                               ----------   -------
 Net deferred tax asset                         $  467.6     $  .4
                                               ==========   =======

Net unrealized capital gains and losses are presented in shareholder's equity net of deferred taxes. At December 31, 1994, $137.4 thousand of net unrealized capital losses were reflected in shareholder's equity without deferred tax benefits. As of December 31, 1995, no valuation allowance was required for unrealized capital gains and losses. The reversal of the valuation allowance had no impact on net income in 1995. Management believes that it is more likely than not that the Company will realize the benefit of the net deferred tax asset.

The Internal Revenue Service ("Service") has completed examinations of the consolidated federal income tax returns of Aetna through 1986. Discussions are being held with the Service with respect to proposed adjustments. However, management believes there are adequate defenses against, or sufficient reserves to provide for, such challenges. The Service has commenced its examinations for the years 1987 through 1990.

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)

                  Notes to Financial Statements (continued)
                       December 31, 1995, 1994 and 1993

7. Benefit Plans

The Company utilizes the employees of Aetna and its affiliates (primarily ALIAC). The following is a discussion of benefit plans as they apply to ALIAC. The charges to operations of the Company for the utilization of these employee's during 1995 were immaterial. There were no charges to operations of the Company during 1994 and 1993 for the benefit plans described below.

Employee Pension Plans--ALIAC, in conjunction with Aetna, has non-contributory defined benefit pension plans covering substantially all employees. The plans provide pension benefits based on years of service and average annual compensation (measured over sixty consecutive months of highest earnings in a 120 month period). Contributions are determined using the Projected Unit Credit Method and, for qualified plans subject to ERISA requirements, are limited to the amounts that are currently deductible for tax reporting purposes. The accumulated benefit obligation and plan assets are recorded by Aetna. The accumulated plan assets exceed accumulated plan benefits.

Agent Pension Plans--ALIAC, in conjunction with Aetna, has a non-qualified pension plan covering certain agents. The plan provides pension benefits based on annual commission earnings. The accumulated plan assets exceed accumulated plan benefits.

Employee Postretirement Benefits--In addition to providing pension benefits, Aetna also provides certain postretirement health care and life insurance benefits, subject to certain caps, for retired employees. Medical and dental benefits are offered to all full-time employees retiring at age 50 with at least 15 years of service or at age 65 with at least 10 years of service. Retirees are required to contribute to the plans based on their years of service with Aetna.

Agent Postretirement Benefits--ALIAC, in conjunction with Aetna, also provides certain postemployment health care and life insurance benefits for certain agents.

Incentive Savings Plan--Substantially all employees are eligible to participate in a savings plan under which designated contributions, which may be invested in common stock of Aetna or certain other investments, are matched, up to 5% of compensation, by Aetna.

Stock Plans--Aetna has a stock incentive plan that provides for stock options and deferred contingent common stock or cash awards to certain key employees. Aetna also has a stock option plan under which executive and middle management employees of Aetna may be granted options to purchase common stock of Aetna at the market price on the date of grant or, in connection with certain business combinations, may be granted options to purchase common stock on different terms.

8. Related Party Transactions

Substantially all of the administrative and support functions of the Company are provided by Aetna and its affiliates. The financial statements reflect allocated charges, at cost, for these services based upon measures appropriate for the type and nature of service provided. Total charges allocated to the Company, including rent, salaries and other administrative expenses, were $350.0 thousand and $1.0 thousand for the years ended December 31, 1995 and 1993, respectively. There were no charges in 1994.

The Company is compensated by the Separate Accounts for bearing mortality and expense risks pertaining to variable annuity contracts. Under the insurance contracts, the Separate Accounts pay the Company a daily fee which, on an annual

                      AETNA INSURANCE COMPANY OF AMERICA
   (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)

                  Notes to Financial Statements (continued)
                       December 31, 1995, 1994 and 1993

8. Related Party Transactions (Continued)

basis, is 1.40% of their average daily net assets. The amount of compensation and fees received from the Separate Accounts, charges assessed against policyholders, amounted to $132.7 thousand for the year ended December 31, 1995. There were no charges assessed against policyholders for the years ended December 31, 1994 and 1993.

9. Estimated Fair Value

The carrying values and estimated fair values of the Company's financial instruments at December 31, 1995 and 1994 were as follows:

                                        1995                    1994
                               ---------------------- -----------------------
                                Carrying      Fair      Carrying      Fair
(Thousands)                      Value       Value       Value       Value
                              ----------- ----------- ----------- -----------
Assets:
 Cash and cash equivalents      $4,044.2    $4,044.2    $4,732.7    $4,732.7
 Debt securities                 8,187.4     8,187.4     6,906.5     6,906.5

Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In evaluating the Company's management of interest rate and liquidity risk, the fair values of all assets and liabilities should be taken into consideration, not only those above.

The following valuation methods and assumptions were used by the Company in estimating the fair value of the above financial instruments:

Debt securities: Fair values are based on quoted market prices or dealer quotations.

Off-Balance-Sheet Financial Instruments (including Derivative Financial Instruments)

The Company did not have transactions in derivative instruments in 1995 or 1994.

10. Commitments and Contingent Liabilities

Commitments

At December 31, 1995 and 1994 the Company had no commitments or contingent liabilities.

Litigation

There were no material legal proceedings pending against the Company as of December 31, 1995 or 1994 which were beyond the ordinary course of business.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.      Other Expenses of Issuance and Distribution
---------------------------------------------------------

     Not Applicable

Item 14.      Indemnification of Directors and Officers
-------------------------------------------------------

Reference is hereby made to Section 33-771(f) of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and Section 33-776(4) regarding indemnification of officers, employees and agents of Connecticut corporations. These statutes provide in general that Connecticut corporations incorporated prior to January 1, 1997 shall indemnify their officers, directors, employees and agents against "liability" (defined as the obligation to pay a judgment, settlement, penalty, fine, excise tax in the case of an employee benefit plan or reasonable expenses incurred with respect to a proceeding). In the case of a proceeding by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding against the corporation to which the individual was named a party. The corporation's obligation to provide such indemnification does not apply unless
(1) the individual has met the standard of conduct set forth in Section 33-771; and (2) a determination is made (by majority vote of a quorum of the board of directors who were not parties to the proceeding, or if a quorum cannot be obtained, by a committee of the board selected as described in Section 33-775(b)(2); by special legal counsel selected by the board of directors or members thereof as described in Section 33-775(b)(3); by shareholders) that the individual met the standard set forth in Section 33-771; or (3) the court, upon application by the individual, determines in view of all the circumstances that such person is reasonably entitled to be indemnified. Also, unless limited by its Certificate of Incorporation, a corporation must indemnify an individual who was wholly successful on the merits or otherwise against reasonable expenses incurred by him in connection with a proceeding to which he was a party because of his relationship as director, officer, employee or agent of the corporation.

The statute does specifically authorize a corporation to procure indemnification insurance on behalf of an individual who is or was a director, officer, employer or agent of the corporation. Consistent with the statute, Aetna Inc. has procured insurance from Lloyd's of London and several major United States excess insurers for its directors and officers and the directors and officers of its subsidiaries, including the Depositor.

Item 15.      Recent Sales of Unregistered Securities
-----------------------------------------------------

Not Applicable

Item 16. Exhibits and Financial Statement Schedules
---------------------------------------------------

     (a) Exhibits
         (1.1)    Principal Underwriting Agreement
         (1.2     First Amendment to Principal Underwriting Agreement
         (3.1)    Articles of Incorporation of Registrant(1)
         (3.2)    By-Laws(1)
         (4)      Instruments Defining the Rights of Security Holders:
                  (a) Form of Variable Annuity Contract (Group Variable)
                      (G-CDA-GP2(4/94));
                      Form of Aetna Growth Plus Group IRA Endorsement (CGP2QEND (4/94));
                      Form of Variable Annuity Contract (Individual Variable) (I-CDA-GP2(4/94));
                      and Form of Aetna Growth Plus Individual IRA Endorsement (GP2QEND(4/94)), (GP2NHEND)(2)
                  (b) Form of Variable Annuity Contracts (G2-CDA-94(IR)) and
                      (G2-CDA-94(NQ))(1)
         (5)      Opinion re Legality
         (10)     Material Contracts are listed under exhibit 10 in the
                  Company's Form 10-K for the fiscal year ended December 31, 1995 (File No. 33-81010), as filed electronically with the Commission on March 29, 1996. Each of the exhibits so listed is incorporated by reference as indicated in the Form 10-K.
         (15)     Letter re unaudited interim financial information
         (23)     (a) Consent of Independent Auditors
                  (b) Consent of Legal Counsel (Included in Item (5) above)
         (24)     (a) Powers of Attorney(3)
                  (b) Certificate of Resolution Authorizing Signature by Power
                      of Attorney(1)

     (b) Consolidated Financial Statement Schedules

         (i)      Independent Auditors' Report
         (ii) Schedule I - Summary of Investments - Other than Investments in Affiliates as of December 31, 1995
         (iii) Schedule III - Supplementary Insurance Information as of and for the years ended December 31, 1995, 1994 and 1993

Exhibits and Schedules other than those listed are omitted because they are not required or are not applicable.

1. Incorporated by reference to Registration Statement on Form N-4 (File No. 33-59749), as filed electronically on June 1, 1995.
2. Incorporated by reference to Registration Statement on Form N-4 (File No. 33-80750), as filed electronically on June 23, 1994.
3.   Included on the signature page of this Registration Statement.

Item 17.      Undertakings
--------------------------

     The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

     (a) Rule 415 offerings:

         (1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) Request for Acceleration of Effective Date:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hartford, State of Connecticut, on this 4th day of March, 1997.

                                 By: AETNA INSURANCE COMPANY OF AMERICA

                                 By: /s/Daniel P. Kearney
                                     ----------------------------------
                                     Daniel P. Kearney
                                     Principal Executive Officer

     As required by the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes Susan E. Bryant, Kirk P. Wickman, and Julie E. Rockmore and each of them individually, such person's true and lawful attorneys, with full power to them and each of them to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all amendments.

Signature                             Title                                                       Date
---------                             -----                                                       ----
/s/Daniel P. Kearney                  Director and President                             )
------------------------------------  (principal executive officer)                      )
Daniel P. Kearney
                                                                                         )
/s/Deborah Koltenuk                   Director, Vice President and Treasurer, Corporate  )
------------------------------------  Controller                                         )       March
Deborah Koltenuk                                                                         )       4, 1997
/s/Laura R. Estes                     Director                                           )
------------------------------------
Laura R. Estes                                                                           )
                                                                                         )
/s/James J. Mallozzi                  Director                                           )
------------------------------------
James J. Mallozzi                                                                        )

                                  EXHIBIT INDEX

Exhibit No.        Exhibit                                                                                    Page
-----------        -------                                                                                    ----
16(1.1)            Principal Underwriting Agreement
                                                                                                           ------------

16(1.2)            First Amendment to Principal Underwriting Agreement
                                                                                                           ------------

16(a)(3.1)         Articles of Incorporation of Registrant                                                      *

16(a)(3.2)         By-Laws                                                                                      *

16(a)(4)           Instruments Defining the Rights of Security Holders:
                        (a) Form of Variable Annuity Contract (Group Variable)                                  *
                            (G-CDA-GP2(4/94)); Form of Aetna Growth Plus Group
                            IRA Endorsement (CGP2QEND(4/94)); Form of Variable
                            Annuity Contract (Individual Variable)
                            (I-CDA-GP2(4/94)); and Form of Aetna Growth Plus
                            Individual IRA Endorsement (GP2QEND(4/94)),
                            (GP2HEND)
                        (b) Form of Variable Annuity Contracts (G2-CDA-94(IR)) and
                            (G2-CDA-94(NQ))

16(a)(5)           Opinion re Legality
                                                                                                           ------------

16(a)(10)          Material Contracts                                                                           *

16(a)(15)          Letter re unaudited interim financial information                                       ------------

16(a)(23)(a)       Consent of Independent Auditors
                                                                                                           ------------

16(a)(23)(b)       Consent of Legal Counsel (included in item 16(a)(5))                                         *

16(a)(24)(a)       Powers of Attorney (included on signature page of this Registration Statement)               *

16(a)(24)(b)       Certificate of Resolution Authorizing Signature by Power of Attorney                         *

16(b)(i)           Independent Auditors' Report
                                                                                                           ------------

16(b)(ii)          Schedule I - Summary of Investments - Other than Investments in Affiliates as of
                   December 31, 1995
                                                                                                           ------------

16(b)(iii)         Schedule III - Supplementary Insurance Information as of and for the years ended
                   December 31, 1995, 1994 and 1993
                                                                                                           ------------

*    Incorporated by reference